Exhibit 99.1
GREAT PLAINS ENERGY REPORTS FIRST QUARTER 2015 RESULTS

Kansas City, Mo. (August 6, 2015) - Great Plains Energy (NYSE: GXP) today announced second quarter 2015 earnings of $44.0 million or $0.28 per share of average common stock outstanding, compared with second quarter 2014 earnings of $51.7 million or $0.34 per share. For the first six months of 2015, earnings were $62.5 million or $0.40 per share, compared to $75.1 million or $0.49 per share in the first six months of 2014. The Company is also reaffirming its 2015 earnings guidance range of $1.35 to $1.60 per share.

“The economy in our service territory continues on a positive path and customer demand growth is in line with our full year expectations,” said Terry Bassham, chairman and chief executive officer of Great Plains Energy. “Demand and diligent management of operations and maintenance expense were positive drivers during the second quarter that partially offset the unfavorable impact of milder weather.

“Our service territory was impacted by severe weather during the early summer months including a storm that led to the largest customer outage that we’ve experienced since 2002,” continued Bassham. “Despite difficult conditions, our employees worked quickly and safely to restore power to over 150,000 customers. These efforts demonstrate our commitment to providing safe, reliable and cost-effective power to our customers.”

Great Plains Energy Second Quarter:

Consolidated Earnings and Earnings Per Share
Three Months Ended June 30
(Unaudited)
	Earnings		Earnings per Great
			Plains Energy Share
	2015	2014	2015	2014
	(millions)
Electric Utility	$46.4	$54.7	$0.30	$0.36
Other	(2.0)	(2.6)	(0.02)	(0.02)
Net income	44.4	52.1	0.28	0.34
Preferred dividends	(0.4)	(0.4)	—	—
Earnings available for common shareholders	$44.0	$51.7	$0.28	$0.34

On a per-share basis, favorable drivers for the second quarter 2015 compared to the same period in 2014 included the following:

•
$0.03 decrease in operating and maintenance expense, including $0.02 due to lower operating and maintenance expense at the Wolf Creek nuclear unit relating to the planned 2014 mid-cycle maintenance outage and a decrease in refueling outage amortization;

•	An estimated $0.02 impact from an increase in weather-normalized retail demand; and

•	Approximately a $0.01 increase from new retail rates in Kansas that became effective in July 2014.

The factors above were more than offset by the following:

•	An approximate $0.06 impact from weather with cooling degree days 15 percent below the second quarter 2014;

•	$0.03 decrease in the Allowance for Funds Used During Construction (AFUDC); and

•	$0.03 increase in depreciation and amortization.

Great Plains Energy Year-to-Date:

GREAT PLAINS ENERGY INCORPORATED
Consolidated Earnings and Earnings Per Share
Year to Date June 30
(Unaudited)
	Earnings		Earnings per Great
			Plains Energy Share
	2015	2014	2015	2014
	(millions)
Electric Utility	$67.3	$80.8	$0.43	$0.52
Other	(4.0)	(4.9)	(0.03)	(0.03)
Net income	63.3	75.9	0.40	0.49
Preferred dividends	(0.8)	(0.8)	—	—
Earnings available for common shareholders	$62.5	$75.1	$0.40	$0.49

On a per-share basis, favorable drivers for the first six months of 2015 versus 2014 were the following:

•
$0.09 decrease in operating and maintenance expense, including $0.06 due to lower operating and maintenance expense at Wolf Creek relating to the planned 2014 mid-cycle maintenance outage and a decrease in refueling outage amortization in addition to a $0.01 decrease in distribution operating and maintenance expense;

•	Approximately a $0.02 increase from new retail rates in Kansas; and

•	An estimated $0.01 impact from an increase in weather-normalized retail demand.

The factors above were more than offset by the following:

•	An approximate $0.11 impact from weather with both heating and cooling degree days significantly lower than the first half of 2014;

•	$0.05 increase in depreciation and amortization.

•	$0.04 decrease in AFUDC; and

•	$0.01 from other items.

Electric Utility Segment Second Quarter:
The Electric Utility segment, which includes Kansas City Power & Light Company (KCP&L) and the regulated utility operations of KCP&L Greater Missouri Operations Company (GMO), generated net income of $46.4 million or $0.30 per share for the second quarter 2015 compared to $54.7 million or $0.36 per share for the same period in 2014.

Key drivers influencing the segment results included the following:

•	A $4.8 million increase in gross margin primarily due to:

◦	$7.5 million increase for recovery of program costs under the Missouri Energy Efficiency Act (MEEIA), which have a direct revenue offset in utility operating and maintenance expense;

◦	An estimated $6 million from an increase in weather-normalized retail demand; and

◦	$3.0 million from new retail rates in Kansas.

The gross margin factors above were partially offset by an estimated $14 million from unfavorable weather;

•
A $1.4 million increase in other operating expenses primarily due to a $7.5 million increase in MEEIA program costs, which have a direct offset in revenue. The increase was partially offset by a $6.1 million decrease in Wolf Creek operating and maintenance expense related to the planned 2014 mid-cycle maintenance outage and lower refueling outage amortization;

•	A $7.9 million increase in depreciation and amortization expense driven by capital additions; and

•	A $4.3 million decrease in non-operating income and expense primarily attributable to a decrease in the equity component of AFUDC.

Overall retail MWh sales were down 3.3 percent compared to the 2014 period with the decrease driven by weather. On a weather-normalized basis, retail MWh sales increased an estimated 1.2 percent, net of MEEIA impacts, compared to the second quarter 2014. The unfavorable weather impact in the second quarter 2015, when compared to normal, was approximately $0.03 per share.

Electric Utility Segment Year-to-Date:

Year-to-date net income for the Electric Utility segment was $67.3 million or $0.43 per share compared to $80.8 million or $0.52 per share in 2014.

Key drivers influencing the segment results included the following:

•	A $6.9 million decrease in gross margin due to an estimated $27 million from the impact of unfavorable weather, partially offset by the following:

◦	$11.5 million increase for recovery of program costs under MEEIA, which have a direct offset in utility operating and maintenance expense;

◦	$6.0 million from new retail rates in Kansas; and

◦	An estimated $3.0 million from an increase in weather-normalized retail demand;

•	A $7.9 million decrease in other operating expenses primarily due to:

◦	$14.5 million decrease in Wolf Creek operating and maintenance expense related to the planned 2014 mid-cycle maintenance outage and lower refueling outage amortization; and

◦	$3.3 million decrease in distribution operating and maintenance expense.

The decreases in the other operating expenses above were partially offset by an $11.5 million increase in MEEIA program costs, which have a direct offset in revenue;

•	A $13.2 million increase in depreciation and amortization expense driven by capital additions;

•	A $5.4 million decrease in non-operating income and expense primarily attributable to a decrease in in the equity component of AFUDC; and

•	A $4.3 million decrease in income tax expense primarily due to lower pre-tax income.

Overall retail MWh sales were down 3.8 percent in the quarter compared to the 2014 period with the decrease driven by weather. On a weather-normalized basis, retail MWh sales increased an estimated 0.6 percent, net of MEEIA impacts, compared to the 2014 period. The unfavorable weather impact in the first six months of 2015, when compared to normal, was approximately $0.02 per share.
Other Category Second Quarter and Year-to-Date:
Results for the Other category primarily include unallocated corporate charges, GMO non-regulated operations and preferred dividends. For the second quarter 2015, the Other category recorded a loss of $2.4 million or $0.02 per share compared to a loss of $3.0 million or $0.02 per share in 2014.

For the first six months of 2015, the Other category recorded a loss of $4.8 million or $0.03 per share compared to a loss of $5.7 million or $0.03 per share in 2014.
Regulatory Update:
KCP&L filed a rate request with the Missouri Public Service Commission (MPSC) in October 2014. KCP&L requested a revenue increase of $120.9 million that was later adjusted to $112.7 million as the net result of negotiated partial settlement and agreements that were approved by the Commission and updates to the case. The MPSC staff filed its direct testimony in April 2015 and an adjusted recommendation in July 2015. MPSC staff’s adjusted recommended revenue increase range is $76.8 million to $87.3 million. An order in the case is expected during the third quarter 2015 with new rates effective on or around September 30, 2015.

KCP&L filed a rate request with the Kansas Corporation Commission (KCC) in January 2015, requesting a revenue increase of $67.3 million. The KCC staff filed its direct testimony in July 2015 and its recommended revenue increase was $44.0 million. An order in the case is due by September 10, 2015 with new rates effective on our around October 1, 2015.

Great Plains Energy will post its 2015 Second Quarter Form 10-Q, as well as supplemental financial information related to the second quarter on its website, www.greatplainsenergy.com.

Earnings Webcast Information:
An earnings conference call and webcast is scheduled for 9:00 a.m. EDT Friday, August 7, 2015, to review the Company’s 2015 second quarter earnings and operating results.

A live audio webcast of the conference call, presentation slides, supplemental financial information, and the earnings press release will be available on the investor relations page of Great Plains Energy’s website at www.greatplainsenergy.com. The webcast will be accessible only in a “listen-only” mode.

The conference call may be accessible by dialing (888) 353-7071 (U.S./Canada) or (724) 498-4416 (international) five to ten minutes prior to the scheduled start time. The pass code is 61888902.

A replay and transcript of the call will be available later in the day by accessing the investor relations section of the Company’s website. A telephonic replay of the conference call will also be available through August 14, 2015, by dialing (855) 859-2056 (U.S./Canada) or (404) 537-3406 (international). The pass code is 61888902.
About Great Plains Energy:
Headquartered in Kansas City, Mo., Great Plains Energy Incorporated (NYSE: GXP) is the holding company of Kansas City Power & Light Company and KCP&L Greater Missouri Operations Company, two of the leading regulated providers of electricity in the Midwest. Kansas City Power

& Light Company and KCP&L Greater Missouri Operations Company use KCP&L as a brand name. More information about the companies is available on the Internet at: www.greatplainsenergy.com or www.kcpl.com.

Forward-Looking Statements:

Statements made in this release that are not based on historical facts are forward-looking, may involve risks and uncertainties, and are intended to be as of the date when made. Forward-looking statements include, but are not limited to, the outcome of regulatory proceedings, cost estimates of capital projects and other matters affecting future operations. In connection with the safe harbor provisions of the Private Securities Litigation Reform Act of 1995, Great Plains Energy and KCP&L are providing a number of important factors that could cause actual results to differ materially from the provided forward-looking information. These important factors include: future economic conditions in regional, national and international markets and their effects on sales, prices and costs; prices and availability of electricity in regional and national wholesale markets; market perception of the energy industry, Great Plains Energy and KCP&L; changes in business strategy, operations or development plans; the outcome of contract negotiations for goods and services; effects of current or proposed state and federal legislative and regulatory actions or developments, including, but not limited to, deregulation, re-regulation and restructuring of the electric utility industry; decisions of regulators regarding rates the Companies can charge for electricity; adverse changes in applicable laws, regulations, rules, principles or practices governing tax, accounting and environmental matters including, but not limited to, air and water quality; financial market conditions and performance including, but not limited to, changes in interest rates and credit spreads and in availability and cost of capital and the effects on nuclear decommissioning trust and pension plan assets and costs; impairments of long-lived assets or goodwill; credit ratings; inflation rates; effectiveness of risk management policies and procedures and the ability of counterparties to satisfy their contractual commitments; impact of terrorist acts, including but not limited to cyber terrorism; ability to carry out marketing and sales plans; weather conditions including, but not limited to, weather-related damage and their effects on sales, prices and costs; cost, availability, quality and deliverability of fuel; the inherent uncertainties in estimating the effects of weather, economic conditions and other factors on customer consumption and financial results; ability to achieve generation goals and the occurrence and duration of planned and unplanned generation outages; delays in the anticipated in-service dates and cost increases of generation, transmission, distribution or other projects; Great Plains Energy’s ability to successfully manage transmission joint venture; the inherent risks associated with the ownership and operation of a nuclear facility including, but not limited to, environmental, health, safety, regulatory and financial risks; workforce risks, including, but not limited to, increased costs of retirement, health care and other benefits; and other risks and uncertainties.
This list of factors is not all-inclusive because it is not possible to predict all factors. Other risk factors are detailed from time to time in Great Plains Energy’s and KCP&L’s quarterly reports on Form 10-Q and annual report on Form 10-K filed with the Securities and Exchange Commission. Each forward-looking statement speaks only as of the date of the particular statement. Great Plains Energy and KCP&L undertake no obligation to publicly update or revise any forward-looking statement, whether as a result of new information, future events or otherwise.

Great Plains Energy Contacts:
Investors: Tony Carreño, Director, Investor Relations, 816-654-1763, anthony.carreno@kcpl.com
Media: Courtney Hughley, Communications Manager, 816-556-2414,
courtney.hughley@kcpl.com

Attachment A
Gross margin is a financial measure that is not calculated in accordance with generally accepted accounting principles (GAAP). Gross margin, as used by Great Plains Energy, is defined as operating revenues less fuel, purchased power and transmission. The company’s expense for fuel, purchased power and transmission, offset by wholesale sales margin, is subject to recovery through cost adjustment mechanisms, except for KCP&L’s Missouri retail operations. As a result, operating revenues increase or decrease in relation to a significant portion of these expenses. Management believes that gross margin provides a more meaningful basis for evaluating the Electric Utility segment’s operations across periods than operating revenues because gross margin excludes the revenue effect of fluctuations in these expenses. Gross margin is used internally to measure performance against budget and in reports for management and the Board of Directors. The company’s definition of gross margin may differ from similar terms used by other companies. A reconciliation to GAAP operating revenues is provided in the table below.

Great Plains Energy Incorporated
Reconciliation of Gross Margin to Operating Revenues
(Unaudited)

	Three Months Ended		Year to Date
	June 30		June 30
	2015	2014	2015	2014
	(millions)
Operating revenues	$609.0	$648.4	$1,158.1	$1,233.5
Fuel	(99.9)	(115.4)	(207.5)	(250.6)
Purchased power	(48.8)	(79.1)	(94.2)	(124.5)
Transmission	(20.3)	(18.7)	(41.2)	(36.3)
Gross margin	$440.0	$435.2	$815.2	$822.1